Exhibit 11

          Statement of computation of earnings per share.
     242

Statements re: Computation of Earnings Per Share
Brenton Banks, Inc.
December 31,                          1996         1995         1994

Net income                        $14,015,430  $10,407,354  $10,107,387

Average common shares outstanding   8,223,543    8,440,493    8,679,515

Average shares under long-term
  stock compensation plan              88,877       87,660       67,538

Average common equivalent
  shares outstanding                8,312,420    8,528,153    8,747,053

Earnings per share                $      1.69         1.22         1.15

Note: Amounts are restated to reflect the 10% common stock dividend effective in 1996.
     243